Exhibit 99.1
Concho Resources Inc. Announces Pricing of Initial Public Offering
     Midland, Texas, August 2, 2007 /PRNewswire-FirstCall/ — Concho Resources Inc. (NYSE: CXO) today announced the pricing of its initial public offering of 20,887,107 shares of its common stock at $11.50 per share. The shares are listed on the New York Stock Exchange under the symbol CXO. Concho Resources Inc. is selling 13,332,851 shares of common stock in this offering and selling stockholders are selling 7,554,256 shares of common stock in this offering. In addition, Concho Resources Inc. has granted the underwriters a 30-day option to purchase up to an additional 3,133,066 shares of common stock at the same price to cover over-allotments. The offering is expected to close on August 7, 2007, subject to customary closing conditions. Concho Resources Inc. intends to use the net proceeds that it will receive from the sale of the shares in the offering to repay outstanding indebtedness.
     J.P. Morgan Securities Inc. and Banc of America Securities LLC are acting as joint book-running managers of the offering. Lehman Brothers Inc., BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wachovia Capital Markets, LLC are acting as co-managers of the offering. A written prospectus relating to these securities may be obtained from J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, New York, 11245, Attention: Prospectus Department; or Banc of America Securities LLC, 9 West 57th Street, New York, New York 10019.
     A registration statement relating to these securities has been declared effective by the United States Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
About Concho Resources Inc.
     Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties. The Company’s conventional operations are primarily focused in the Permian Basin of Southeast New Mexico and West Texas. In addition, the Company is involved in a number of unconventional emerging resource plays.